Press Release FOR IMMEDIATE RELEASE CONTACTS: Media: Investors; Andrew Spender David Cohen Gartner Gartner +1 203 316 3286 +1 203 316 6631 andrew.spender@gartner.com david.cohen@gartner.com Gartner Signs Definitive Agreement to Sell CEB Talent Assessment to Exponent for $400 Million STAMFORD, Conn., February 6, 2018 — Gartner, Inc. (NYSE: IT), the world’s leading research and advisory company, today announced that it has reached a definitive agreement to sell CEB Talent Assessment to Exponent Private Equity, a UK-based private equity firm, for $400 million. The agreement comes at the end of a previously announced process to evaluate strategic alternatives for CEB Talent Assessment, formerly SHL, which was acquired by Gartner as part of the CEB acquisition in 2017. The transaction is expected to close in the first half of 2018 and is subject to customary closing conditions. CEB Talent Assessment is a leading global provider of talent assessment solutions. CEB Talent Assessment’s best-in-class product portfolio of science-based assessment tools, benchmark data, predictive technologies and consultancy services drive business results by equipping organizations to assess, select, and develop the right people for the right roles. “While CEB Talent Assessment is a recognized leader in an expanding marketplace with significant growth opportunities, we determined that it was not aligned with our core focus of providing research and advisory services to address the mission-critical priorities of every functional leader in the enterprise,” said Gene Hall, CEO Gartner. “This transaction with Exponent is a positive step for CEB Talent Assessment clients and associates as it represents an opportunity to bring a renewed focus on the business to better support innovation, product development and long-term growth.” The purchase price is subject to typical adjustments for, among other things, the working capital of the business. Gartner intends to use the majority of the proceeds to repay debt, and remains committed to reaching its leverage targets in-line with its existing plan. The valuation for the business is approximately 10.5x trailing twelve month EBITDA through December 31, 2017. Gartner expects the divestiture would be about $0.17 dilutive to its 2018 adjusted earnings per share on a full year basis. About Gartner Gartner, Inc. (NYSE: IT), is the world’s leading research and advisory company and a member of the S&P 500. We equip business leaders with indispensable insights, advice and tools to achieve their mission-critical priorities and build the successful organizations of tomorrow. Our unmatched combination of expert-led, practitioner-sourced and data-driven research steers clients toward the right decisions on the issues that matter most. We’re trusted as an objective resource and critical partner by more than 12,000 organizations in more than 100 countries—across all major functions, in every industry and enterprise size. To learn more about how we help decision makers fuel the future of business, visit www.gartner.com. # # #